Exhibit 99.1

Ramaco Resources, Inc. Announces Upsized Revolving Credit Facility

LEXINGTON, KY., Feb. 17, 2023 / PRNewswire/ --

•	The Company’s principal lender, KeyBank, N.A. (“KeyBank”), has now led a bank syndicate that increased the Company's overall credit facility to $175 million (the “Facility”). This consists of an aggregate revolving commitment of $125 million with an accordion feature for an additional $50 million available upon company request.

Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announced that its principal bank lender, KeyBank, has amended the Company’s existing Revolving Credit Agreement to increase the overall commitments under the Facility to $125 million. The Facility also provides the Company an ability to access an additional $50 million through an accordion feature, subject to its terms and conditions. The commitments under the Facility were previously $40 million. In addition, the maturity date was extended to 2026.

KeyBank served as Lead Arranger and Sole Book Runner for the Facility, while Cadence Bank served as Syndication Agent. Three other banking partners were brought into the overall syndicated Facility. At closing, the Company used a drawing under the Facility to prepay a portion of higher interest purchase notes issued in connection with previous reserve acquisitions, as well as for general working capital purposes.

“We are very pleased to have finalized this increased credit facility with KeyBank and their syndicate partners. We also deeply appreciate their continued support of our Company, as well as validation of our conservative credit structure,” said Randall Atkins, Ramaco’s Chairman and Chief Executive Officer. “The amended facility, which is over three times larger than our previous revolver, significantly enhances our liquidity to better manage our increasing working capital requirements. This is significant as we have both grown over the past few years and also now sell increasingly into export markets. This will also allow us to refine our capital structure to retire higher priced debt from recent acquisitions. Lastly, the facility is a strong affirmation of our conservative financial management. As we continue to grow, we will maintain our prudent and minimal net debt levels. We will also focus on our goals of increasing our metallurgical coal production, returning capital to our shareholders and advancing our initiatives in critical mineral rare earth development and coal to advanced carbon products.”

Daniel Diehl, KeyBank’s SVP and Commercial Banking Leader in Central & Southern Indiana noted that “KeyBank truly values the opportunity to partner with Ramaco and to support their continued growth through the launch of their new syndicated credit facility. KeyBank feels that Ramaco possesses a high-quality management team that has proven successful in growing their business, and we look forward to partnering with the Company for many years to come.”

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and one mine not yet in production near Sheridan, Wyoming. Contiguous to the Wyoming mine it operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.